UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 28, 2018
Date of Report (Date of earliest event reported)

KONA GRILL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34082	20-0216690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15059 N. Scottsdale Road, Suite 300 Scottsdale, Arizona 85254
(Address of principal executive offices) (Zip Code)

(480) 922-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 28, 2018, the Company received a deficiency notice from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive business days the Company had not met The Nasdaq Global Market’s (the “Global Market”) continued listing standard requiring $15 million minimum market value of publicly held shares, as required by Nasdaq Listing Rule 5450(b)(2)(C). As provided in the Nasdaq rules, the Company has 180 calendar days, or until June 26, 2019, to regain compliance with the continued listing standard. In order to regain compliance, the Company’s market value of publicly held shares must be $15 million or more for a minimum of ten consecutive business days at any time prior to June 26, 2019. If the Company regains compliance, Nasdaq will provide written confirmation to the Company and close the matter. Based on the number of publicly held shares on the date of this filing, in order to satisfy the $15 million market value requirement, the closing bid price of the Company’s common stock would need to be at least $1.89 per share for ten consecutive business days.

If the Company fails to regain compliance during this period, it will receive written notification that its securities are subject to delisting from the Global Market. In such event, Nasdaq rules permit the Company to appeal any delisting determination to a Nasdaq Hearings Panel. Alternatively, the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market (the “Capital Market”), subject to certain conditions including meeting the Capital Market’s continued listing requirements. The notification has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Market or on the trading of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2019	KONA GRILL, INC.

	By:	/s/ Christi Hing
Christi Hing
Chief Financial Officer